Exhibit 5.1

April 20, 2020

CytoSorbents Corporation
7 Deer Park Drive, Suite K
Monmouth Junction, NJ 08852

Re:	CytoSorbents Corporation Registration Statement on Form S-3 (333-226372)

Ladies and Gentlemen:

We have acted as counsel to CytoSorbents Corporation, a Delaware corporation (the “Company”), in connection with the filing of a prospectus supplement, dated April 20, 2020 (the “Prospectus”), by the Company with the Securities and Exchange Commission (the “Commission”) on April 20, 2020 pursuant to Rule 424(b)(5) promulgated under the Securities Act of 1933, as amended (the “Act”), relating to the offer and sale by the Company of up to $25,000,000 aggregate offering amount of shares (the “Shares”) of the Company’s common stock, $0.001 par value per share (the “Common Stock”), in an “at the market offering” as defined in Rule 415(a)(4) of the Act in accordance with the Open Market Sale AgreementSM, dated July 9, 2019 (the “Sale Agreement”), by and among the Company, Jefferies LLC and B. Riley FBR, Inc. (together, the “Agents”), as amended by Amendment No. 1 to the Open Market Sale AgreementSM, dated as of April 20, 2020, by and among the Company and the Agents (“Amendment No. 1”, and together with the Sale Agreement, as amended, the “Amended Sale Agreement”), pursuant to the referenced Registration Statement on Form S-3 (No. 333-226372) (the “Registration Statement”) filed with the Commission on July 26, 2018, as amended by a pre-effective amendment filed on August 3, 2018, and declared effective by the Commission on August 7, 2018.

As to all matters of fact (including factual conclusions and characterizations and descriptions of purpose, intention or other state of mind), we have relied, with your permission, entirely upon written actions by the board of directors of the Company and certificates of certain officers of the Company and have assumed, without independent inquiry, the accuracy of those certificates and written actions by the board of directors of the Company.

As counsel to the Company, in rendering the opinions hereinafter expressed, we have examined and relied upon originals or copies of such corporate records, agreements, documents and instruments as we have deemed necessary or advisable for purposes of this opinion, including (i) the certificate of incorporation and bylaws of the Company, (ii) the Registration Statement and the exhibits thereto filed with the Commission, (iii) the Prospectus, (iv) the Amended Sale Agreement and (v) the written actions of the board of directors of the Company referenced above.

Morgan, Lewis & Bockius llp

502 Carnegie Center
Princeton, NJ 08540-6241	+1.609.919.6600
United States	+1.609.919.6701

CytoSorbents Corporation

April 20, 2020

This opinion is limited solely to the Delaware General Corporation Law without regard to choice of law, to the extent that the same may apply to or govern the transactions contemplated by the Registration Statement. We express no opinion as to the effect of events occurring, circumstances arising, or changes of law becoming effective or occurring, after the date hereof on the matters addressed in this opinion.

Based on such examination and subject to the foregoing, we are of the opinion that the Shares, when issued by the Company and delivered by the Company against payment therefore as contemplated by the Amended Sale Agreement, and an Issuance Notice (as defined in the Amended Sale Agreement) will be validly issued, fully paid and non-assessable, assuming that (i) the Company’s Board of Directors or an authorized committee thereof will have specifically authorized the issuance of such Shares in exchange for consideration that the Board of Directors or such committee determines as adequate and in excess of the par value of such Shares (“Common Stock Authorizing Resolutions”), and (ii) the Company has received the consideration provided for in the applicable Common Stock Authorizing Resolutions.

We hereby consent to the filing of this opinion with the Commission as an exhibit to a Current Report on Form 8-K to be filed with the Commission (and its incorporation by reference into the Registration Statement) in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Act and to the reference to this firm therein and under the heading “Legal Matters” in the Prospectus. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Commission thereunder. In rendering this opinion, we are opining only as to the specific legal issues expressly set forth herein, and no opinion shall be inferred as to any other matter or matters. This opinion is intended solely for use in connection with the issuance and sale of the Shares subject to the Registration Statement and is not to be relied upon for any other purpose.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP